News Release 114 November 22, 2011 Liberty Star Uranium & Metals Corp. LBSR: OTCBB LBVN: Frankfurt http://www.LibertyStarUranium.com FOR IMMEDIATE RELEASE

Liberty Star’s Hay Mountain Geochemical Field Work Completed

TUCSON, Ariz-- Liberty Star Uranium & Metals Corp. (The “Company”) (OTCBB: LBSR) is pleased to announce that it has completed collection of geochemical samples from 632 sites over approximately 16 sq. miles centered over the Hay Mountain target located in the Tombstone project area in southeastern Arizona.  The samples are in preparation for shipment to the MEG sample prep labs near Reno, Nevada, where they will be processed and prepared for assay with addition of QA/QC control samples.  They will then be air shipped to a certified assay lab in Vancouver, Canada for determination of 64 elements per sample.  This geochemical approach has been proven by Liberty Star to be effective in defining porphyry copper mineralization over the past 15 years in AZ and AK. When this geochemical data has been interpreted we can pick 15 diamond drill hole locations and go forward with our Phase 1 drill program.

Sampling included detailed notes, data, and  gamma ray spectrometer readings (including  uranium, thorium and potassium) on each site, as well as a photograph of each site including the spectrometer all located accurately by GPS, all recorded on an HP Pocket PC.   Where soil, rock and vegetation were available a sample of each was taken.   If any of the three were missing the available sample type(s) were collected.  Total sampling at Hay Mountain included 608 soil, 591 vegetation and 74 rock samples for a total of 1,273 samples for assay plus 632 gamma ray (radiometric) readings.  These samples were taken along profile lines 400 meters (1320 feet) apart and 200 meters (660 feet) apart along each line.  There will be 64 elemental assays of each sample for a total of 81,472 determinations plus 1,896 radiometric readings of each sample site.  Vegetation samples will yield information from deep beneath the surface, the soil samples information at less depth, and rock information on the immediate surface.  Because the metal zoning patterns of porphyry copper and associated precious metal mineralization and associated trace elements are well known, element distribution revealed by the completed geochemical sampling program will allow drill holes to be targeted with great precision.

We estimate shipping, preparation, and assaying of these samples will take about 90 days with another 2 to 3 weeks for computer processing and interpretation.  Once assay results are received and permits obtained, the Company plans to deploy a drilling program of approximately 15 core holes to an approximate depth of 1,000 feet each.

The Company announces that Eduardo Othon has submitted his resignation from the board and management of Liberty Star.  We wish him luck in his future endeavors.

Comments Chief Geologist and CEO James Briscoe, “The recently completed SRK technical report strongly recommended further geoscientific analysis including geochemistry for the discovery of porphyry copper and gold over the Hay Mountain portion of our Tombstone holdings.  Geochemical sampling is a necessarily careful and tedious process which we started in June and have now completed. We look forward to the results and determination of initial drill targets as well running ZTEM over the entire project to locate the best targets to depth for core drilling throughout the Tombstone project area."

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

Safe Harbor Statement:
Statements in this news release that are not historical are forward looking statements. Forward-looking statements in this news release include: that our samples will be processed and air shipped; shipping, preparation and assaying of these samples will take about 90 days with another 2 to 3 weeks for computer processing and interpretation; that we plan to deploy a drilling program of approximately 15 core holes to a depth of at least 1,000 feet each;  and that we will run ZTEM over the entire project to locate the best targets to depth for core drilling throughout the Tombstone project area.
Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data;  we may not be able to get equipment or labor as we need it;  our contractors may not provide results in the time frame expected; we may not be able to raise sufficient funds to complete our intended exploration or carry on operations; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact
Liberty Star Uranium & Metals Corp.
Tracy Myers, 520-425-1433 or 520-731-8786
Investor Relations
http://www.LibertyStarUranium.com
info@LibertyStarUranium.com
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